Exhibit 10.3

SOURCE CODE LICENSE & SERVICES AGREEMENT

This Source Code License & Services Agreement (“Agreement”), effective on August 12, 2004 (“Effective Date”), is entered into by and between Blue Coat Systems, Inc. (“Blue Coat”) with offices at 650 Almanor Avenue, Sunnyvale, CA 94085, a Delaware corporation and Flowerfire, Inc. (“Flowerfire”), a California corporation, with offices at 356 Meder St., Santa Cruz, California 95060.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions:

1.	DEFINITIONS

1.1	“Affiliate” of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists.

1.2	“Blue Coat Competitor” shall mean any entity (or Affiliate of such entity) that markets, sells or licenses Competitive Products. For the avoidance of doubt, as of the Effective Date, the companies listed on Exhibit A (and their Affiliates) shall be shall be deemed Blue Coat Competitors.

1.3	“Blue Coat Products” means any product set forth on Blue Coat’s then current and standard price list accessible from the Blue Coat intranet web site or any previous price list that was standard and accessible from the Blue Coat intranet web site in the past. Products on the price list may be third party products, provided that such products are actually sold, licensed or actively marketed by Blue Coat to its customers. Blue Coat shall provide a copy of its price list as of the Effective Date and within 10 days after any request by Flowerfire during the term of this Agreement.

1.4	“Competitive Product” means (a) proxy servers, proxy server software or proxy server appliances or (b) content filter services or content filter software.

1.5	“Documentation” shall mean documentation related to the Product including, but not limited to: documents related to testing, architecture or functional specifications of the Product, end user documentation for the Product and documents related to Salang and other internal documents used to support the Product.

1.6	“End User” shall mean a user, licensee or purchaser of any Blue Coat Product. End User shall also include any user or licensee of an evaluation version of a Blue Coat Product, provided that the Product is licensed under an evaluation license equivalent in duration and substantially equivalent in terms to the evaluation license for Blue Coat Products.

1.7	“Object Code” means the compiled version of the Source Code.

Blue Coat Confidential	1

1.8	“Product” shall have the meaning set forth in Exhibit B.

1.9	“Source Code” means, as it pertains to the Product, those statements in a computer language which, when processed by a compiler, assembler or interpreter, become executable by a computer and includes, without limitation, all comments, notes, flow charts, decision tables, argument lists and other human readable references relating to the operation, purpose, compilation, assembly or interpretation thereof.

2.	LICENSE GRANT

2.1	License to Blue Coat. Flowerfire grants to Blue Coat, under all of Flowerfire’s intellectual property rights, a nonexclusive (except as set forth in Section 12), transferable (only pursuant to Section 14), irrevocable (subject to termination only as set forth in Section 13), perpetual, worldwide, royalty-free license, to (directly or indirectly):

(a)	reproduce, modify and create derivative works of the Product;

(b)	sell, license or otherwise distribute the Object Code of the Product or any derivative works of the Product (pursuant to the restrictions set forth in Section 2.2);

(c)	modify, reproduce and distribute any end user Documentation as branded with Blue Coat selected brand names; and

(d)	sublicense a third party to do any of the foregoing (provided that if Blue Coat sublicenses subsection (a), then Blue Coat (i) shall require such third party to enter into a written agreement with Blue Coat with confidentiality restrictions and ownership provisions no less protective of Flowerfire’s rights than this Agreement, and (ii) will remain liable to Flowerfire for the actions of such third party).

2.2	License Restrictions. Blue Coat shall not distribute or disclose the Source Code for the Product to any third party, except (a) for development purposes as set forth in Section 2.1 (d) and (b) as required under a source code escrow agreement pursuant to Section 3. Blue Coat shall not distribute the Object Code for the Product to anyone other than (i) an End User; or (ii) to Blue Coat’s standard resellers and distributors; provided that Blue Coat requires each such distributor or reseller to enter into a written agreement with Blue Coat with ownership provisions no less protective of Flowerfire’s rights than this Agreement and which prohibits such distributor or reseller from distributing the Product to anyone other than an End User or a subsequent reseller/distributor for eventual use and license by an End User. For clarification purposes, Blue Coat may distribute the Object Code as a stand alone offering, provided that the final licensee is an End User.

2.3	Blue Coat Requirements. Blue Coat will (a) include a copyright notice in all copies of the Product as follows: “© Flowerfire, Inc. 1996-2004. All rights reserved.”; and (b) require all licensees of the Product enter into a license agreement with Blue Coat (which may be a click-through or shrink-wrap agreement) that is no less protective of Flowerfire’s proprietary rights than this Agreement. The click-through or shrink-wrap agreement shall contain terms substantially similar to the end user agreement attached hereto as Exhibit C.

Blue Coat Confidential	2

3.	SOURCE CODE ESCROW. Blue Coat may also enter into agreements with its customers, resellers or distributors (“Users”) which would require Blue Coat to place the Source Code of Product in escrow for the benefit of said Users, and to have the escrow agent release said Source Code from escrow only upon: (i) the cessation of Blue Coat from functioning as a going concern or bankruptcy, or (ii) Blue Coat’s failure to maintain, support and enhance the Product in accordance with its contractual obligations; provided, however, that (a) the source code escrow agreement will be with a reputable third-party software escrow agent and (b) the beneficiary of any source code escrow agreement shall agree in writing that its use of the Source Code upon release shall be limited to the support, maintenance and enhancement of the Product required of Blue Coat pursuant to its obligations to such User under Blue Coat’s original agreement with such User.

4.	BRANDING. Subject to the requirements set forth in Section 2.3. Blue Coat shall remove any Flowerfire trademarks or other branding from the Product and market and distribute the Product (or any derivative works thereof) under a Blue Coat selected brand name.

5.	DELIVERY & FEES

5.1	Delivery. Within ten (10) days of the execution of this Agreement, Flowerfire shall deliver the Source Code and Object Code of the Product to Blue Coat by electronic means.

5.2	Fee Schedule. Blue Coat shall pay Flowerfire (in U.S. dollars) the License Fees specified in Exhibit D. Subject to Section 10.4, Blue Coat shall pay the License Fees as follows: (a) $160,950 within 5 business days after the Effective Date, and (b) six payments of $62,591 delivered on or before the beginning of each calendar quarter, beginning January 1, 2005.

5.3	Withholding of License Fees. Blue Coat may withhold from Flowerfire License Fee payments due after the anniversary of the Effective Date, up to a total of 20% of the total License Fees, if Flowerfire has not fulfilled its obligations under this Agreement for the period between the Effective Date and one year after the Effective Date. Blue Coat shall pay to Flowerfire any amounts so withheld upon Flowerfire’s successful completion of its obligations.

6.	OWNERSHIP. As between the parties, Flowerfire retains all title, and (except as expressly granted in this Agreement) all rights and interest in and to the Product and any and all copies and portions thereof.

7.	SERVICES

7.1	Scope of Services. Flowerfire hereby agrees to provide to Blue Coat all consulting and development services requested by Blue Coat during the first year of this Agreement (the “Services”). It is anticipated that Flowerfire will devote approximately 20 hours per week, during the first four weeks of the Agreement, to the performance of Services for Blue Coat, however Blue Coat shall not be obligated to request or compensate Flowerfire for any minimum number of hours per week. Flowerfire shall not be obligated to provide Services in excess of twenty (20) hours per week. Flowerfire shall respond to a written request for Services from Blue Coat within one business day with an outline of a reasonable timeframe for completion of any requested Services. If agreed to by Blue Coat, Flowerfire shall commence work on the Services promptly and shall use best efforts to complete such Services in accordance with the estimated

Blue Coat Confidential	3

time frame and shall use commercially reasonable efforts to meet Blue Coat’s other requirements for the Services, subject to the limitation of 20 hours per week. Flowerfire will use best efforts to ensure that Greg Ferrar will be available to complete Services when requested by Blue Coat.

7.2	Ownership of Work Product. Blue Coat shall own all right, title and interest (including patent rights, copyrights, trade secret rights, sui generis database rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Flowerfire that are created or arise out of, the Services or any Proprietary Information (as defined below) (collectively, “Work Product”) and Flowerfire will promptly disclose and provide all Work Product to Blue Coat. All Work Product is work made for hire to the extent allowed by law and, in addition, Flowerfire hereby makes all assignments necessary to accomplish the foregoing ownership. Flowerfire shall assist Blue Coat, at Blue Coat’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. Flowerfire hereby irrevocably designates and appoints Blue Coat as its agent and attorney-in-fact to act for and in Flowerfire’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Flowerfire.

7.3	Proprietary Information. Flowerfire agrees that all Work Product and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Flowerfire develops, learns or obtains during the period over which Flowerfire is (or is supposed to be) providing Services that relate to Blue Coat or the business or demonstrably anticipated business of Blue Coat or that are received by or for Blue Coat in confidence, constitute “Proprietary Information.” In addition any of Blue Coat price lists that are provided to Flowerfire shall be deemed Proprietary Information of Blue Coat. Flowerfire will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. Proprietary Information shall not include information that Flowerfire can prove (a) was generally available to the public at the time it received the information from Blue Coat, (b) was known to it, without restriction, at the time of disclosure by Blue Coat, (c) is disclosed with the prior written approval of Blue Coat, (d) was independently developed by it without any use of the Proprietary Information, (e) becomes known to it, without restriction, from a source other than Blue Coat without a duty of confidentiality to Blue Coat, or (f) is disclosed in response to an order or requirement of a court, administrative agency, or other governmental body; provided, however, that (i) Flowerfire must provide prompt advance notice of the proposed disclosure to the Blue Coat and (ii) any Proprietary Information so disclosed shall otherwise remain subject to the provisions of this Section 7.3. Upon termination and as otherwise requested by Blue Coat, Flowerfire will promptly return to Blue Coat all items and copies containing or embodying Proprietary Information, including, without limitation, all memoranda, notes, data, code, plans, information, records, reports and other documents (and copies thereof) relating to the business of Blue Coat which Flowerfire may then possess or have under its control.

7.4	Exceptions. Notwithstanding the foregoing, Flowerfire shall not be prohibited or enjoined at any time by Blue Coat from utilizing any skills, knowledge or know-how of a general nature acquired during the course of performing the Services specified under this Agreement provided (a) such skills, knowledge or know-how are not uniquely applicable to Blue Coat or its business and (b) Flowerfire shall not use (i) any programming code or other copyrightable material created for

Blue Coat Confidential	4

Blue Coat pursuant to the Services; (ii) any patentable idea or materials created or conceived of for Blue Coat pursuant to the Services; or (iii) any Proprietary Information provided by or for Blue Coat to Flowerfire.

7.5	Moral Rights. To the extent allowed by law, Section 7.2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Flowerfire hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Flowerfire will confirm any such ratifications and consents from time to time as requested by Blue Coat. If any other person provides any Services, Flowerfire will obtain the foregoing ratifications, consents and authorizations from such person for Blue Coat’s exclusive benefit. This Section 7.5 will not apply to Blue Coat’s obligations under Section 2.3

7.6	Underlying Technology. If any part of the Services or Work Product is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating, technology or intellectual property rights owned or licensed by Flowerfire and not assigned hereunder, Flowerfire hereby grants Blue Coat and its successors a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Blue Coat’s exercise or exploitation of the Services, Work Product, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

7.7	Fees. For Services rendered pursuant to this Section 7, Blue Coat shall pay Flowerfire a fee of (a) $125 per hour where Flowerfire is not requested to be on-site at the Blue Coat facilities and (b) $200 per hour (inclusive of travel time from Santa Cruz, California) where Flowerfire is requested to be on-site at Blue Coat facilities. Such fee shall be invoiced monthly, and Blue Coat shall pay such fees within 30 days after receipt of invoice.

7.8	Compliance With Legal Requirements. Blue Coat shall not provide workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Flowerfire employees or consultants.

7.9	Support & Bug Fixes. Flowerfire shall provide bug fixes and maintenance releases to the Product to Blue Coat during the first year of the Agreement at no charge to Blue Coat. After the first year, such bug fixes and maintenance releases shall be provided at a price to be mutually agreed upon, but in no case at a price in excess of what Flowerfire charges any other customer.

8	CONFIDENTIALITY

8.1	Source Code Confidentiality. The Source Code for the Product shall be considered Flowerfire’s proprietary information and Blue Coat shall (a) maintain it in confidence, (b) not disclose or distribute it to any third party, except as set forth in Section 2.1(d) and Section 3 and (c) not disclose it or allow access to it by Blue Coat employees, except for those who need access to it to enjoy Blue Coat’s rights under Section 2.1(a). Source Code shall not be considered Flowerfire proprietary information if it becomes (a) generally available to the public without fault on the part of Blue Coat, (b) becomes known to it, without restriction, from a source other than

Blue Coat Confidential	5

Flowerfire without a duty of confidentiality to Flowerfire, or (c) is disclosed in response to an order or requirement of a court, administrative agency, or other governmental body; provided, however, that (i) Blue Coat must provide prompt advance notice of the proposed disclosure to the Flowerfire and (ii) any proprietary information so disclosed shall otherwise remain subject to the provisions of this Section 8.1

8.2	Publicity. Neither party may disclose the terms of this Agreement or use the other party’s name in any publications, advertisements, or other announcements without the other party’s prior written consent.

9.	WARRANTY

9.1	Flowerfire Warranties. Flowerfire warrants that:

(a)	it has the power and authority to enter into this Agreement;

(b)	as of the Effective Date and for a period of one year thereafter, the Product shall fully comply with Flowerfire’s published specifications for the Product;

(c)	the Services will be performed in a professional and workmanlike manner and that none of the Services or any part of this Agreement is or will be inconsistent with any obligation Flowerfire may have to others;

(d)	all Services and Work Product under this Agreement shall be Flowerfire’s original work;

(e)	FlowerFire has the full right to provide Blue Coat with the assignments and rights provided for herein;

(f)	the Services, Work Product and Product, and Blue Coat’s use thereof in accordance with this Agreement, will not infringe the copyrights or trade secrets of any third party;

(f)	at the time of delivery, the Product and Work Product will be free from viruses, “trojan horses” disabling codes, time bombs or other such items that may interfere with or adversely affect Blue Coat’s permitted use of the Product and Work Product;

(g)	for a period of ninety (90) days from delivery of the Product to Blue Coat that the media on which the Product is delivered to Blue Coat will be free from material defects;

(h)	other than as specifically set forth in Exhibit E, the Product does not include any third-party software or require the use or license of any third party software (other than standard operating systems) in order exercise the license grant set forth in Section 2.

9.2	Remedy. In the event of any breach of the warranty provided in Section 9.1 (b) above, Flowerfire shall promptly commence the following procedures: (i) assign engineers to correct such breach; (ii) notify Blue Coat’s management of such breach and of corrective steps being taken; (iii) provide Blue Coat with periodic reports on the status of the corrections; and (iv) initiate work to provide Blue Coat with a complete fix for such breach within one business day of Blue Coat’s written notice thereof. This remedy provided in this paragraph is Blue Coat’s exclusive remedy for a breach of the warranty set forth in Section 9.1(b).

Blue Coat Confidential	6

9.3	WARRANTY DISCLAIMER. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, FLOWERFIRE MAKES NO WARRANTIES OR REPRESENTATIONS AS TO THE PRODUCT OR AS TO ANY SERVICES RENDERED TO BLUE COAT. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, FLOWERFIRE DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INTERRUPTION OF USE AND FREEDOM FROM BUGS.

10.	INDEMNIFICATION

10.1	Indemnification by Flowerfire. Flowerfire shall defend, indemnify and hold harmless Blue Coat and its officers, directors, employees, shareholders, customers, agents, successors and assigns from and against any and all loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any third-party claim which alleges that any Product provided to Blue Coat hereunder or the use thereof infringes upon, misappropriates or violates any copyrights or trade secret rights of persons, firms or entities who are not parties to this Agreement. Flowerfire’s obligations under this Section 10 are conditioned upon Blue Coat providing Flowerfire with (a) prompt written notice of all claims and of any suits brought or threatened against Blue Coat, (b) authority to assume the sole defense thereof through its own counsel, who is reasonably acceptable to Blue Coat (and provided that Flowerfire demonstrates to Blue Coat that it has sufficient financial resources to successfully defend such claims) and to compromise or settle any action, lawsuit or claim, and (c) all available information and reasonable assistance to do so. Flowerfire shall not compromise any claim or enter into any settlement that includes any non-monetary remedies without the written consent of Blue Coat, not to be unreasonably withheld.

10.2	Flowerfire’s Efforts. If the use of the Product is enjoined or becomes the subject of a claim of infringement, Flowerfire shall obtain such licenses, or make such replacements or modifications, as are necessary to continue the use of the Product without infringement and in compliance with the specifications in place prior to the claim. If Flowerfire is unable to achieve either of the foregoing within thirty (30) days (or such longer period as determined by Blue Coat in good faith) after the holding of infringement or the entry of the injunction, as applicable, Flowerfire shall promptly refund to Blue Coat the License Fees paid for the Product the use of which is legally prohibited. Nothing in this paragraph shall limit any other remedy of Blue Coat.

10.3	Exceptions to Flowerfire Indemnity. Flowerfire shall have no obligation under this Section 10 to the extent any claim of infringement or misappropriation results from (a) (i) use of the Product in combination with any other product, end item, or subassembly not intended by Flowerfire, and (ii) if the infringement would not have occurred but for such combination, incorporation or use; (b) modifications to the Product made by any party other than Flowerfire; or (c) modifications to the Product made to meet requirements or specifications requested by Blue Coat.

10.4	Patent Claims. If Blue Coat receives notice of a third-party claim that the Product infringes the patent rights of a third party, and Blue Coat reasonably determines, as advised by competent patent counsel, that such claim is bona fide, Blue Coat will be permitted to suspend payment of License Fees due to Flowerfire pursuant to Section 5, which sums may be used to defray any

Blue Coat Confidential	7

loss, damage, settlement or expense (including legal expenses), as incurred, resulting from or arising out of any such third-party claim until the claim is settled or otherwise disposed of. If the suspension of the payment of License Fees has been terminated as provided above, Blue Coat shall promptly pay all such License Fees whose payment has been suspended and shall account to Flowerfire with respect to all License Fees used by Blue Coat to defray any such loss, damage, settlement or expense.

11.	EXCLUSIVITY & RIGHT OF FIRST REFUSAL

11.1	Exclusivity. From the Effective Date until twenty-four (24) months after the delivery of the Product to Blue Coat, Flowerfire may not enter an agreement with a Blue Coat Competitor that (a) allows bundling or integration of the Product with a Competitive Product or (b) would provide enhancements or other modifications to the Product that relate to a Competitive Product or (c) involves marketing or promoting the Competitive Product or (d) allows for the reselling or sublicensing of the Product specifically for use with the Competitive Product. By way of example only, Flowerfire shall be free to enter into an agreement with a Blue Coat Competitor provided that the agreement specifically prohibits any the foregoing.

11.2	Notification. Flowerfire will notify Blue Coat in writing upon receiving any acquisition inquiry from a potential acquirer or upon issuing any acquisition inquiry to a potential acquirer.

11.3	Option to Acquire. For the companies that are Blue Coat Competitors, Blue Coat will have the option to acquire Flowerfire on equivalent terms to the terms offered to the potential acquirer or received from the potential acquirer and accepted by Flowerfire.

11.4	Process. After receiving notice from Flowerfire as provided above, Blue Coat shall notify Flowerfire in writing within fourteen (14) days if it intends to exercise its option to the right of first refusal. Any such acquisition transaction executed prior to Blue Coat notifying Flowerfire of its intention in accordance with this section shall be void.

11.5	Right of First Refusal. If Blue Coat exercises its option, Flowerfire shall provide to Blue Coat the terms offered to the potential acquirer, and Blue Coat will have the right to acquire Flowerfire on equivalent terms received from the potential acquirer and accepted by Flowerfire. In the even that Blue Coat chooses not to acquire Flowerfire, and Flowerfire and the potential acquirer agree to more favorable terms than those provided to Blue Coat, Flowerfire shall provide to Blue Coat such terms and Blue Coat shall have the right to acquire Flowerfire on equivalent terms. Any such acquisition transaction executed prior to Flowerfire notifying Blue Coat of the terms of such acquisition transaction under this section shall be void. If Blue Coat elects to acquire Flowerfire on such equivalent terms and the acquisition ultimately does not close, Blue Coat will pay a “break-up fee” in the amount of $50,000, provided that the amount of the break-up fee shall double every eighteen (18) months, but to no more than $250,000; provided however that if (a) Blue Coat decides not to enter in to or consummate the transaction (i) due to a violation or breach by Flowerfire of any of the representations, warranties or covenants contained in the definitive acquisition agreement or any letter of intent, (ii) due to Blue Coat discovering anything during the process of performing due diligence or Flowerfire disclosing anything to Blue Coat that substantially calls in to question the value of Flowerfire or Flowerfire’s intellectual property, or (iii) in accordance with the terms of the definitive acquisition agreement or any letter of intent agreed to by Flowerfire, (b) Flowerfire decides not

Blue Coat Confidential	8

to enter into or consummate the transaction or fails to negotiate in good faith, or (c) the parties mutually agree not to enter into or consummate the transaction, Blue Coat shall not be obligated to pay such break-up fee.

11.6	Duration of Right of First Refusal. The right of first refusal set forth in Sections 11.2 through 11.5 shall expire two years after the Effective Date.

12.	LIMITATION OF LIABILITY. EXCEPT FOR A CLAIM PURSUANT TO SECTION 10 OR BLUE COAT’S BREACH OF SECTION 8.1, EACH PARTY WILL NOT BE LIABLE OR OBLIGATED WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

13.	TERM AND TERMINATION

13.1	Termination by Flowerfire. This Agreement is effective until terminated. Flowerfire may terminate this Agreement only in the event of (a) a failure by Blue Coat to pay the Licensee Fees in accordance with this Agreement more than thirty (30) days after written notice is given by Flowerfire of a late payment or (b) Blue Coat’s breach of Section 8.1. Flowerfire’s remedy for any other breach of this Agreement shall be to obtain monetary damages or to the extent available, obtain injunctive or other equitable relief. Notwithstanding the foregoing, Flowerfire may withhold the performance of any Services required under this Agreement if Blue Coat fails to pay for the fees under Section 7 when due and Flowerfire’s withholding of such services will not be deemed a breach of this Agreement.

13.2	Survival. Upon termination of this Agreement for any reason (i) end user licenses granted by Blue Coat to its customers in accordance with this Agreement, whether through resellers or distributors, shall remain in effect in accordance with their terms, and (ii) Sections 2 (except as set forth in Section 13.1), 3, 4, 5, 6, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 8, 9, 10, 12, 13 and 15 of this Agreement will survive.

13.3	Exclusive Remedy. Termination is not an exclusive remedy and all other remedies will be available whether or not the Agreement is terminated. The terminating party shall not be liable for any charges, damages, obligations or other costs incurred as a result of termination.

14.	ASSIGNMENT

14.1	Blue Coat Assignment. Blue Coat may assign this Agreement to a party that succeeds to all or substantially all the business or assets of Blue Coat.

14.2	Flowerfire Assignment. Flowerfire shall not assign any right or delegate any of its obligation to perform Services hereunder without Blue Coat’s prior written consent, and any purported assignment or delegation by Flowerfire without Blue Coat’s prior written consent shall be void.

15.	GENERAL

15.1	Notice. Notices and all other communications contemplated by this Agreement shall be in

Blue Coat Confidential	9

writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid. In the case of Blue Coat, mailed notices shall be addressed to its corporate headquarters at the address set forth on the first page of this Agreement, and all notices shall be directed to the attention of VP, Corporate Counsel. In the case of Flowerfire, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of Greg Ferrar.

15.2	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the appropriate parties. No waiver by either party or any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

15.3	Governing Law. Any claim arising under or relating to this Agreement, shall be governed by the internal substantive laws of the State of California, without regard to principles of conflict of laws. Each party hereby agrees to jurisdiction and venue in the courts of the State of California or federal courts located in California for all disputes and litigation arising under or relating to this Agreement.

15.4	Independent Parties. Flowerfire and Blue Coat are independent parties. Nothing in this Agreement shall be construed to make the parties partners or joint ventures or to make either party liable for the obligations, acts, omissions or activities of the other party.

15.5	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15.6	Entire Agreement. This is the entire agreement between Flowerfire and Blue Coat relating to this subject matter, and supersedes all prior and contemporaneous agreements and negotiations with respect to these matters. No amendments will be effective unless in writing signed by both parties.

15.7	Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration hearing shall take place in Santa Clara, California, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, in the event irreparable injury can be shown, either party may obtain injunctive relief exclusively in any court having jurisdiction thereof.

15.8	Injunctive Relief. Blue Coat acknowledges that a violation of the rights granted to it under this Agreement cannot be readily remedied in monetary damages in an action at law, and, accordingly, Flowerfire will be entitled to seek and obtain equitable remedies from any court of competent jurisdiction, including, without limited to, to temporary or permanent injunctive relief, costs and reasonable attorneys’ fees.

15.8	Attorneys’ Fees. In any arbitration or litigation to enforce the terms of this Agreement, the prevailing party shall be entitled to collect its costs and fees, including reasonable attorneys’ fees.

Blue Coat Confidential	10

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated by their respective signatures.

BLUE COAT SYSTEMS, INC.	FLOWERFIRE, INC.

Signature	Signature

Name	Name

Title	Title

Date	Date

Blue Coat Confidential	11

EXHIBIT A

BLUE COAT COMPETITORS AS OF EFFECTIVE DATE

Cisco

Network Appliance

Microsoft

Websense

Surf Control

Secure Computing

NetScreen

Watch Guard

CyberGuard

ISS

ALSI

8e6

Saint Bernard Software

Trend

McAfee

Symantec

Checkpoint

Packeteer

F5

Blue Coat Confidential	12

EXHIBIT B

FLOWERFIRE PRODUCT

Version 7 of Flowerfire’s Sawmill product offering (in both Object Code and Source Code format) along with the associated Documentation and any bug fixes or maintenance releases provided to Blue Coat; provided that Flowerfire will not be required to deliver any materials or code to Blue Coat except as set forth in Section 7.9.

Blue Coat Confidential	13

EXHIBIT C

END USER AGREEMENT

SOFTWARE LICENSE AGREEMENT

IMPORTANT - READ CAREFULLY ALL TERMS AND CONDITIONS OF THIS AGREEMENT PRIOR TO OPENING THE DOCUMENTATION AND/OR INSTALLING THIS PRODUCT. THIS PRODUCT CONTAINS CERTAIN COMPUTER PROGRAMS AND OTHER PROPRIETARY MATERIAL, THE USE OF WHICH IS SUBJECT TO THIS SOFTWARE LICENSE AGREEMENT (THE “AGREEMENT”). THIS AGREEMENT GRANTS YOU A NONEXCLUSIVE LICENSE TO USE THE SOFTWARE SUPPLIED TO YOU BY BLUE COAT SYSTEMS, INC. AND/OR ITS WHOLLY OWNED SUBSIDIARIES OR LICENSORS. IT ALSO IMPOSES CERTAIN RESTRICTIONS ON YOUR USE OF THE SOFTWARE. BY OPENING THE DOCUMENTATION, OR UPON INSTALLATION BY YOU, YOU ACKNOWLEDGE THAT YOU HAVE READ, UNDERSTAND AND AGREE TO BE BOUND BY THE TERMS AND CONDITIONS OF THIS AGREEMENT.

License to Software Products. Products and services ordered by you may include software whether embedded, on CD-ROMs, in read only memory or incorporated or made available in other forms, whether by Blue Coat Systems or a third party licensor (“Software”). The Software shall also include any and all updates, upgrades, bug fixes, dot releases, version upgrades, or any similar changes, that may be made available from time to time. You are authorized by this license to use the Software in object code form only and solely in conjunction with applicable and permitted products or services and in accordance with the applicable documentation. If the Software is licensed on a per node, per product, or per user basis, you may install and use only the number of nodes, products and/or users, as applicable, purchased by you. If the Software is licensed for a specified term, you may only use such Software during such term. You are granted a personal, non-transferable, nonexclusive, right to use license for the Software. Without Blue Coat System’s consent, you may not modify the Software nor may you copy the Software (except to the extent specifically allowed by local law), remove the Software from the product on which it was installed, reverse engineer, decompile, disassemble, or derive source code from the Software. In addition to the above restrictions, you may not (i) publish, distribute, rent, lease, sell, sublicense, assign or otherwise transfer the Software or any part thereof, (ii) use for competitive analysis, create derivative works of, translate the Software, (iii) permit application development use of the Software, (iv) nor permit publication or distribution of results of any benchmark tests run on the Software without the express written permission of Blue Coat Systems, or (v) remove or obscure any Blue Coat Systems or licensors copyright, trademark or other proprietary notices or legends from any portion of the Software or any associated documentation. All right, title and interest in and to the Software and documentation are and shall remain the exclusive property of Blue Coat Systems and its licensors. Certain Software may be provided with a shrink wrap, click wrap or accompanying license agreement. To the extent of any inconsistency between the license terms of such agreements and this Agreement, the license terms accompanying such Software shall govern.

RESTRICTED RIGHTS LEGEND. Any Software which is provided for or on behalf of the United States of America, its agencies and/or instrumentalities (“U.S. Government”), is provided with Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19, as applicable. Manufacturer is Blue Coat Systems, Inc., 650 Almanor Avenue, Sunnyvale, CA 94085.

Termination. This Agreement and your rights hereunder will automatically terminate if you fail to comply with any provision of this Agreement. Upon such termination, you agree to cease all use of the Software and associated documentation, installed or otherwise, and return to Blue Coat Systems, all copies of the Software and accompanying documentation that are in your possession or under your control.

Warranty. Blue Coat Systems warrants that the Software will perform substantially in conformance with the published specifications for 90 days. Any third party Software provided under this Agreement shall be subject exclusively to the licensors warranty for such Software. If the Software fails during the warranty period to conform to published specifications, you shall notify Blue Coat Systems, and Blue Coat Systems will repair or replace the Software in accordance with the applicable warranty procedures.

Blue Coat Confidential	14

Limited Warranty. The above warranties exclude damage or failure resulting from abuse, misuse, alteration, unauthorized movement, acts of nature or disaster, or unauthorized repair or installation. Blue Coat Systems does not warrant that the operation of the Software will be uninterrupted or error free nor that the Software is not vulnerable to fraud or unauthorized use. THE REMEDIES SET FORTH HEREIN ARE YOUR SOLE AND EXCLUSIVE REMEDIES FOR BREACH OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES STATED HEREIN, BLUE COAT SYSTEMS DISCLAIMS ALL WARRANTIES, CONDITIONS OR OTHER TERM, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ON SOFTWARE FURNISHED HEREUNDER INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Limitation of Liability. IN NO EVENT SHALL BLUE COAT SYSTEMS, ITS SUPPLIERS OR ITS LICENSORS BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, NOR FOR DAMAGES BASED ON UNAUTHORIZED USE OR ACCESS, WHETHER ARISING IN TORT, CONTRACT OR ANY OTHER LEGAL THEORY EVEN IF BLUE COAT SYSTEMS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOR SHALL BLUE COAT SYSTEMS, ITS SUPPLIER’S OR ITS LICENSOR’S LIABILITY EXCEED TWO TIMES THE VALUE OF THE SOFTWARE GIVING RISE TO SUCH LIABILITY. THESE LIMITATIONS SHALL APPLY NOTHWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

Miscellaneous. You acknowledge that the Software and all related technical information, documents and materials are subject to export controls under the U.S. Export Administration Regulations and the export regulations of other countries. You may not export or re-export the Software or related technical information, document or material unless you have obtained an appropriate authorization from the U.S. Commerce Department and/or any other relevant government authorities. Neither the license to use nor this Agreement are assignable or transferable by you without prior written notice to and written consent from Blue Coat Systems; any attempt to do so shall be void. Any notice, report, approval or consent required or permitted hereunder shall be in writing. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provision thereof. The parties agree that a material breach of this Agreement would cause irreparable injury to Blue Coat Systems, its suppliers and/or its licensors for which monetary damages would not be an adequate remedy and that Blue Coat Systems, its suppliers and its licensors shall be entitled to equitable relief in addition to any remedies it may have hereunder or at law. Any waivers or amendments shall be effective only if made in writing by non-preprinted agreements clearly understood by both parties to be an amendment or waiver and signed by an authorized representative of the respective parties. Both parties agree that this Agreement is the complete and exclusive statement of mutual understanding of the parties in regards to the Software and takes precedence over all previous agreements relating to the Software.

Blue Coat Confidential	15

EXHIBIT D

LICENSE FEES

$536,500 USD, payable as set forth in Section 5.

Blue Coat Confidential	16

EXHIBIT E

THIRD PARTY MATERIALS

The version of the Product distributed by Flowerfire makes use of the third-party products listed below. The rights granted by Flowerfire under this Agreement do not include rights to these third-party products and Blue Coat would need to obtain such rights directly from the applicable third-party licensor, if Blue Coat wishes to include them with the Product.

The Product uses and links with MySQL client libraries, in order to access a MySQL database.

The Product includes a geographical database called GeoIP, created by MaxMind.

The Product also uses a free regular expression library called Boost.

Blue Coat Confidential	17

TERMINATION AND RESTATEMENT AGREEMENT

This Termination and Restatement Agreement (“Termination Agreement”) effective on August 12, 2004 (“Effective Date”) is entered into by and between Blue Coat Systems, Inc. (“Blue Coat”) with offices at 650 Almanor Avenue, Sunnyvale, CA 94085, a Delaware corporation; and FlowerFire (“FlowerFire”), with offices at 356 Meder St., Santa Cruz, California 95060, a California corporation.

WHEREAS, Blue Coat and FlowerFire entered into that certain Software OEM Agreement on January 17, 2002 (“Original Agreement”).

WHEREAS, the parties wish to terminate the Original Agreement and enter into the Source Code License & Services Agreement attached hereto as Exhibit A (“Agreement”).

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to the following terms and conditions:

1.	The Original Agreement shall be of no force or effect as of the Effective Date.

2.	Notwithstanding Section 6(b) of the Original Agreement, only Sections 4(a) as to payments that have accrued prior to the Effective Date and 4(b) (for two years after the Effective Date) and 5, 7, 8 and 9 shall survive termination.

3.	The Agreement attached hereto as Exhibit A shall be executed as of even date herewith.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates indicated by their respective signatures.

BLUE COAT SYSTEMS, INC.	FLOWERFIRE, INC.

Signature	Signature

Name	Name

Title	Title

Date	Date